Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE FOURTH QUARTER OF FISCAL 2017

Red Bank, N.J.  October 30, 2017  --  The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.22 per unit for the fourth quarter of fiscal 2017, payable on November 29, 2017 to holders of record on November 17, 2017. Natural gas sold during the third calendar quarter of 2017 is the primary source of royalty income on which the November 2017 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.22 per unit is 83.33%, or $0.10 per unit, higher than the distribution of $0.12 per unit for the fourth quarter of fiscal 2016. Higher gas prices and higher average exchange rates, along with a large positive adjustment based on gas sales from 2016, combined to more than offset the decline in gas sales and resulted in the higher quarterly distribution. Specific details will be available in the earnings press release scheduled for publication on or about November 17, 2017.

The cumulative 12-month distribution for fiscal 2017, which includes this November distribution and the three prior quarterly distributions, is $0.76 per unit. This 12-month cumulative distribution is 13.43% or $0.09 per unit higher than the cumulative 12-month distribution of $0.67 for fiscal 2016. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.